FOR IMMEDIATE RELEASE

ENTRAVISION COMMUNICATIONS CORPORATION ANNOUNCES

PROPOSED BANK REFINANCING

SANTA MONICA, CALIFORNIA, September 6, 2005 – Entravision Communications Corporation (“Entravision”) (NYSE: EVC) announced today that it is seeking to refinance its existing $400 million senior secured bank credit facility with a new $650 million senior secured bank credit facility. It is anticipated that the new credit facility will consist of a 7 1/2-year $500 million term loan and a 6 1/2-year $150 million revolving credit facility.

Entravision intends to use the proceeds of loans made under the new credit facility to refinance outstanding bank borrowings under its existing bank credit facility, to refinance its $225 million outstanding principal amount of 8.125% senior subordinated notes due 2009 and for general corporate purposes. The consummation of the new credit facility is subject to various conditions customary for transactions of this nature, including the approval of Entravision’s Board of Directors and the negotiation of final documentation satisfactory to Entravision.

This announcement is neither an offer to purchase nor a solicitation of an offer to purchase any security. No security has been registered under the Securities Act of 1933, as amended, and no security will be offered or sold in the United States absent such registration or an applicable exemption from registration requirements.

Entravision does not undertake any obligation to publicly update or revise any statements in this press release because of new information, future events or otherwise.

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and outdoor operations to reach approximately 75% of Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 20 of the nation’s top 50 Hispanic markets. Entravision owns and operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 54 owned and operated radio stations in 21 U.S. markets. Entravision’s outdoor advertising operations consist of approximately 11,100 advertising faces located primarily in Los

Angeles and New York. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

This press release contains certain forward-looking statements. These forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in our filings with the Securities and Exchange Commission.

Contacts:
Investors:	Media:
MikeSmargiassi/Jon Lesko	Kim Holt
Brainerd Communicators, Inc.	Brainerd Communicators, Inc.
212-986-6667	212-986-6667